EXHIBIT 5.1

May 2, 2005

Mpower Holding Corporation
175 Sully’s Trail, Suite 300
Pittsford, New York 14534

Ladies and Gentlemen:

We have acted as counsel to Mpower Holding Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-3 (the “Registration Statement”) and the prospectus contained in the Registration Statement (the “Prospectus”) with the Securities and Exchange Commission (the “Commission”) relating to the offering and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the “Securities Act”), by certain selling stockholders of the Company of 14,728,924 shares of common stock of the Company, par value U.S. $0.001 per share (the “Shares”), including 2,000,000 shares of common stock of the Company (the “Warrant Shares”) issuable upon the exercise of certain of the Company’s warrants to purchase shares of common stock of the Company (the “Warrants”) at a price of $1.38 per share. In connection with the preparation and filing of the Registration Statement, we have reviewed originals or copies of the following documents:

(a)	the resolutions of the Board of Directors of the Company approving the issuance of the Shares and the Filing;
(b)
the Asset Purchase Agreement, dated as of October 22, 2004 (the “Asset Purchase Agreement”) among MCCC, ICG Communications, Inc. (“ICG”), the Company and Mpower Communications Corp., pursuant to which the Company issued to ICG (i) 10,740,030 shares of its common stock and (ii) warrants to purchase another 2,000,000 shares of its common stock with a strike price of $1.383; and

(c)
the Subscription Agreement, dated as of January 1, 2005 (the “Subscription Agreement”) between the Company and MCCC ICG Holdings, LLC, (“MCCC”) pursuant to which the Company issued to MCCC 1,988,894 shares of its common stock.

The documents described in the foregoing clauses (a) through (c) are collectively referred to herein as the “Opinion Documents”.

We have also reviewed the Registration Statement and the Prospectus contained therein as well as originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a)	The genuineness of all signatures;
(b)	The authenticity of the originals of the documents submitted to us;
(c)	The conformity to authentic originals of any documents submitted to us as copies.
(d)	As to matters of fact, the truthfulness of the representations made in the Opinion Documents and in certificates of public officials and officers of the Company.
(e)
That each of the Asset Purchase Agreement and Subscription Agreement is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1.	The issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company
2.	The issuance of the Warrant Shares has been duly authorized by all necessary corporate action on the part of the Company

Our opinions expressed above are limited to the General Corporation Law of the State of Delaware and we do not express any opinion herein concerning any other law.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the general rules and regulations promulgated thereunder.

Very truly yours,

Shearman & Sterling LLP

LLJ/RRK
MJS